Linda Cox
Company Secretary

Telecom House, 68 Jervois Quay, P O Box 570, Wellington, New Zealand
Telephone (04) 498 9059 • Fax: (64 4) 471 0076
Mobile 027 447 5537
e-mail linda.cox@telecom.co.nz

9 February 2007

Market Information Services Section

New Zealand Exchange Limited

Wellington

NOTIFICATION OF ALLOTMENT OF SECURITIES

For the purposes of Listing Rule 7.12.1 of the NZSX Listing Rules, Telecom Corporation of New Zealand Limited advises the following securities have been issued pursuant to the Employee Incentive Schemes:

a) Class of Security	Ordinary Shares
ISIN	NZTELE0001S4
b) Number Issued	199,991
c) Issue Price	0 - $4.94
d) Payment terms	Cash Payment
e) Amount Paid Up	In full
f) Percentage of total class issued	0. 01%
g) Reason for issue	Issue of shares under Employee Incentive Schemes
h) Authority for issue	Employee Incentive Schemes
i) Terms of Issue	The shares rank pari passu with the existing
ordinary shares
j) Total number of securities after issue	1,994,918,034
l) Dates of issue	11, 13, 15, 18, 19 December 15, 23, 24, 25, 26
and 30 January 5, 7 February 2007

Yours faithfully

Linda Cox